Exhibit 99.1

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

CFO Commentary on First-Quarter 2012 Results

Summary
The first quarter of 2012 came in slightly better than our expectations. Revenue of $12.9B was down 7% from $13.9B in the fourth quarter, and was slightly better than expectations. Similar to the fourth quarter our business was negatively impacted by hard drive shortages and the resulting additional reduction of inventories across the supply chain. Despite this reduction in inventory levels, it is our belief that the shortage did not impact actual sales of personal computers in the first quarter with demand trends playing out as expected. We believe that the hard drive supply situation improved as we progressed through the first quarter and we are not forecasting any negative impacts to our business going forward. Gross margin of 64% was slightly better than the midpoint of our guidance and down slightly from the fourth quarter. Operating income of $3.8B was 30% of revenue and down 17% from $4.6B in the fourth quarter. Net income of $2.7B and earnings per share of $0.53 were down 19% from $3.4B and 17% from $0.64 respectively from the fourth quarter.

On a GAAP basis, the first quarter 2012 results when compared to the first quarter from a year ago were the following:
•           Revenue of $12.9B was flat, from $12.8B
•           Gross Margin of 64.0% was up 2.6 points, from 61.4%
•           Operating income of $3.8B was down 8% from $4.2B
•           Net income of $2.7B was down 13% from $3.2B
•           Earnings per share of $0.53 was down 5% from $0.56

As a result of the acquisitions of McAfee, Inc. and the Infineon wireless division in the first quarter of 2011, we will continue to provide Non-GAAP financial information in addition to GAAP to provide additional visibility into operational results of the company. The information below excludes the impact of amortization of acquisition-related intangibles, and the related income tax effect, from both first quarter 2012 and first quarter 2011 results.

Non-GAAP* Financial Comparison
•           Gross Margin of 65.1% was up 3.1 points, from 62.0%
•           Operating income of $4.0B was down 6% from $4.3B
•           Net income of $2.9B was down 11% from $3.2B
•           Earnings per share of $0.56 was down 3% from $0.58

Except as otherwise noted, the remainder of this document presents results and comparables on a GAAP basis.

*See the explanation of non-GAAP measures and the reconciliation to the most directly comparable GAAP financial measure on pages 8-9

First Quarter 2012

Revenue
Revenue of $12.9B was down 7% sequentially and flat from a year ago. Versus a year ago, the first quarter of 2012 included a full quarter of revenue from the acquisitions of McAfee, Inc. and the Infineon wireless division but had one less week of revenue which roughly offset the incremental revenue from the acquisitions. Platform** average selling prices were flat when compared to the fourth quarter.  Microprocessor inventory levels across the supply chain were reduced as customers managed through hard disk drive shortages.

Intel Architecture Group fourth quarter revenue of $12.0B was down 7% sequentially and down 2% year over year:
•	The PC Client Group had revenue of $8.5B, down 7% from the fourth quarter. Year over year, PC Client Group revenue was down 2%.
•	The Data Center Group had revenue of $2.5B, down 10% from the fourth quarter. Year over year, Data Center Group revenue was flat.
•
The other Intel architecture group had revenue of $1.1B, down 2% from the fourth quarter. Year over year, the other Intel architecture group’s revenue was down 6%. Intel Mobile Communications (IMC), formerly the Infineon wireless division, contributed $454M to the first quarter 2012 revenue.

The Software and Services Group had revenue of $571M, down 1% from the fourth quarter. Year over year, the Software and Services Group revenue was up 138%. McAfee, Inc. contributed $481M to the first quarter 2012 revenue.

Gross Margin
Gross margin dollars were $8.3B, down compared to the fourth quarter.  Gross margin of 64.0% was 0.5 point lower than the fourth quarter and up 1.0 point when compared to the midpoint of the Outlook provided on January 19th.

Gross Margin Reconciliation: Q4’11 to Q1’12 (64.5% to 64.0%, down 0.5 point)
[note: point attributions are approximate]
•	- 1.0 point:	Higher platform** unit cost
•	- 1.0 point:	Lower platform** volume
•	+ 1.0 point:	Lower start up costs
•	+ 0.5 point:	Miscellaneous

Gross Margin Reconciliation: Q1’12 Outlook  to Q1’12 (63% +/- couple points to 64.0%, up 1.0 points)
[note: point attributions are approximate]
•	+ 1.0 point:	Lower platform** unit cost

Gross Margin Reconciliation: Q1’11 to Q1’12 (61.4% to 64.0%, up 2.6 points)
When comparing to the first quarter from a year ago, gross margin was up 2.6 points. No Cougar Point impact and lower start up costs were partially offset by higher inventory write offs.

**PC and Server CPU and chipset, excluding Intel®Atom™ microprocessors and chipsets

Spending
Spending for R&D and MG&A was $4.4B, up 2% from the fourth quarter and in line with the Outlook provided in January. The increase from the fourth quarter is driven by increased research and development. R&D and MG&A as a percentage of revenue was 33.9%, up from the fourth quarter.  Depreciation was $1.5B, in line with our Outlook.

Amortization of acquisition related intangibles was $81M.

Other Income Statement Items
Gains and losses on equity investments and interest and other income was a net gain of $4M, higher than the $12M loss in the fourth quarter and roughly flat to our Outlook of approximately zero.

The provision for taxes in the first quarter was at a 28% tax rate, down from our forecast of 29% on higher profits coming from lower tax jurisdictions.

Balance Sheet and Cash Flow Items
Cash flow from operations in the first quarter was approximately $3.0B. On the balance sheet, total cash investments^^ ended the quarter at $13.8B, down $1.1B from the fourth quarter. During the first quarter, we paid approximately $1.0B in dividends, purchased $3.0B in capital assets, and repurchased $1.5B in stock. Total inventories were up $393M, with the increase driven by the ramp of Ivy Bridge, partially offset by the reduction in inventory of older generation products. On a unit basis, microprocessor inventory was down from the fourth quarter.

Other Items
The total number of employees was up 700 from the fourth quarter to 101K.

Diluted shares outstanding decreased by 50M shares from the fourth quarter driven by fourth quarter and first quarter share repurchases, partially offset by option exercises and an increase in our average stock price. Diluted shares outstanding decreased by 414M shares from the first quarter a year ago. Diluted shares outstanding is calculated based on a weighted average of shares outstanding during the quarter. As a result, a portion of the $4.1B of fourth quarter share repurchases and a portion of the $1.5B of the first quarter share repurchases are reflected in our first quarter weighting for diluted shares outstanding. The full impact of our first quarter repurchases will be included in our second quarter 2012 diluted shares outstanding. The total outstanding buyback authorization was $8.6B leaving the first quarter.

^^ Cash and cash equivalents, short-term investments, and marketable debt instruments included in trading assets

Q2 2012 Outlook

The Outlook for the second quarter does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after April 17th. The mid-point of the forecast ranges will be referred to when making comparisons to specific periods.

Revenue
Revenue is expected to be $13.6B, plus or minus $500M in the second quarter. The midpoint of this range would be an increase of 5% from the first quarter. This increase is better than the average seasonal decline of down 1% as we see the beginning of the refilling of the PC supply chain as hard disk drive shipments recover.

Gross Margin
Gross margin in the second quarter is expected to be 62%, plus or minus a couple points, down 2.0 points from the first quarter.

Gross Margin Reconciliation: Q1’12 to Q2’12 Outlook (64.0% to 62% +/- a couple points)
[note: point attributions are approximate]
•	- 3.0 points:	Higher platform** unit cost (three 22nm factories ramping)
•	- 1.0 point:	Higher start up costs (fourth 22nm factory starting production in 2H)
•	+ 1.5 point:	Lower inventory write-offs (primarily sales of previously written-off inventory and the qualification for sale of additional Ivy Bridge products)
•	+ 0.5 point:	Higher platform** volume

On a Non-GAAP basis, excluding the amortization of acquisition-related intangibles, Q2’12 gross margin is forecasted to be approximately 63% plus or minus a couple points.

Spending
Spending for R&D and MG&A in the second quarter is expected to be approximately $4.6B, up from $4.4B in the first quarter, primarily driven by the start of our Intel® Ultrabook™ systems marketing campaign and annual employee salary increases.

Depreciation is forecasted to be approximately $1.6B, up from the first quarter.

Amortization of acquisition-related intangibles is forecasted to be approximately $80M.

Other Income Statement Items
Gains and losses from equity investments and interest and other income are expected to be a net loss of approximately $20M, compared to a net gain of $4M in the first quarter.

**PC and Server CPU and chipset, excluding Intel®Atom™ microprocessors and chipsets

2012 Outlook

The Outlook for full year 2012 does not include the effect of any acquisitions, divestitures or similar transactions that may be completed after April 17th.

Revenue
Revenue for the year is still expected to grow in the high single digits.

Gross Margin
Gross margin for the year is still expected to be 64%, plus or minus a few points.  On Non-GAAP basis, excluding the amortization of acquisition related intangibles, the gross margin forecast for the year is expected to be 65% plus or minus a few points.

Spending
Spending for R&D and MG&A for the year is still expected to be $18.3B, plus or minus $200M.

Amortization of acquisition-related intangibles is still expected to be approximately $300M for 2012.

Depreciation for the year is now forecasted to be approximately $6.4B plus or minus $100M, down $100M from prior expectations.

Other Income Statement Items
The tax rate for each of the remaining quarters of 2012 is expected to be 28%, down from the previous expectation of 29%.

Balance Sheet and Cash Flow Items
Capital spending for 2012 is still expected to be $12.5B plus or minus $400M.

Risk Factors
The above statements and any others in this document that refer to plans and expectations for the second quarter, the year and the future are forward-looking statements that involve a number of risks and uncertainties. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should” and their variations identify forward-looking statements. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the company’s expectations.
•
Demand could be different from Intel's expectations due to factors including changes in business and economic conditions, including supply constraints and other disruptions affecting customers; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers. Uncertainty in global economic and financial conditions poses a risk that consumers and businesses may defer purchases in response to negative financial events, which could negatively affect product demand and other related matters.

•
Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Revenue and the gross margin percentage are affected by the timing of Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

•
Intel is in the process of transitioning to its next generation of products on 22nm process technology, and there could be execution and timing issues associated with these changes, including products defects and errata and lower than anticipated manufacturing yields.

•
The gross margin percentage could vary significantly from expectations based on capacity utilization; variations in inventory valuation, including variations related to the timing of qualifying products for sale; changes in revenue levels; segment product mix; the timing and execution of the manufacturing ramp and associated costs; start-up costs; excess or obsolete inventory; changes in unit costs; defects or disruptions in the supply of materials or resources; product manufacturing quality/yields; and impairments of long-lived assets, including manufacturing, assembly/test and intangible assets.

•
The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

•
Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses on the sale, exchange, change in the fair value or impairments of debt and equity investments; interest rates; cash balances; and changes in fair value of derivative instruments.

•
The majority of Intel’s non-marketable equity investment portfolio balance is concentrated in companies in the flash memory market segment, and declines in this market segment or changes in management’s plans with respect to Intel’s investments in this market segment could result in significant impairment charges, impacting restructuring charges as well as gains/losses on equity investments and interest and other.

•
Intel's results could be affected by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

•
Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

•	Intel’s results could be affected by the timing of closing of acquisitions and divestitures.
•
Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust, disclosure and other issues, such as the litigation and regulatory matters described in Intel's SEC reports. An unfavorable ruling could include monetary damages or an injunction prohibiting us from manufacturing or selling one or more products, precluding particular business practices, impacting Intel’s ability to design its products, or requiring other remedies such as compulsory licensing of intellectual property.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-K for the year ended Dec. 31, 2011.

Intel, the Intel logo, Intel Atom, and Ultrabook are trademarks of Intel Corporation in the United States and other countries. Other names and brands may be claimed as the property of others.

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this document contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our expectations for future results. The non-GAAP financial measures disclosed by the company exclude the amortization of acquisition-related intangible assets, as well as the related income tax effect. Amortization of acquisition-related intangible assets consists of the amortization of developed technology, trade names, and customer relationships acquired in connection with business combinations. We record charges relating to the amortization of these intangibles in our GAAP financial statements. Amortization charges for our acquisition-related intangible assets are inconsistent in size and are significantly impacted by the timing and valuation of our acquisitions. Consequently, our non-GAAP adjustment excludes these charges to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The non-GAAP financial measures disclosed by the company have limitations and should not be considered a substitute for, or superior to, financial measures prepared in accordance with GAAP, and the financial results prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes the non-GAAP financial measures are appropriate for period to period comparisons in our budget, planning and evaluation processes, and to show the reader how our performance compares to other periods.

	(In millions, except per share amounts)
	Three Months Ended
	March 31,	Dec. 31,	April 2,
	2012	2011	2011

GAAP GROSS MARGIN	$8,265	$8,952	$7,885
Adjustment for the amortization of acquisition-related intangibles	137	137	74
NON-GAAP GROSS MARGIN	$8,402	$9,089	$7,959

GAAP GROSS MARGIN PERCENTAGE	64.0%	64.5%	61.4%
Adjustment for the amortization of acquisition-related intangibles	1.1%	0.9%	0.6%
NON-GAAP GROSS MARGIN PERCENTAGE	65.1%	65.4%	62.0%

GAAP OPERATING INCOME	$3,810	$4,599	$4,158
Adjustment for the amortization of acquisition-related intangibles	218	209	110
NON-GAAP OPERATING INCOME	$4,028	$4,808	$4,268

GAAP NET INCOME	$2,738	$3,360	$3,160
Adjustment for:
Amortization of acquisition-related intangibles	218	209	110
Income tax effect	(73)	(46)	(31)
NON-GAAP NET INCOME	$2,883	$3,523	$3,239

GAAP DILUTED EARNINGS PER COMMON SHARE	$0.53	$0.64	$0.56
Adjustment for:
Amortization of acquisition-related intangibles	0.04	0.04	0.02
Income tax effect	(0.01)	(0.01)	-
NON-GAAP DILUTED EARNINGS PER COMMON SHARE	$0.56	$0.67	$0.58

INTEL CORPORATION
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP OUTLOOK

Set forth below are reconciliations of the non-GAAP financial measure to the most directly comparable GAAP financial measure. The non-GAAP financial measure disclosed by the company has limitations and should not be considered a substitute for, or superior to, the financial measure prepared in accordance with GAAP, and the financial outlook prepared in accordance with GAAP and the reconciliations from this outlook should be carefully evaluated. Please refer to "Supplemental Reconciliations of GAAP to non-GAAP Results" in this document for a detailed explanation of the adjustment made to the comparable GAAP measures, the ways management uses the non-GAAP measures, and the reasons why management believes the non-GAAP measures provide useful information for investors.

	Q2 2012 Outlook		2012 Outlook
GAAP GROSS MARGIN PERCENTAGE	62%	+/- a couple percentage points	64%	+/- a few percentage points
Adjustment for the amortization of acquisition-related intangibles	1%		1%
NON-GAAP GROSS MARGIN PERCENTAGE	63%	+/- a couple percentage points	65%	+/- a few percentage points